                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                  MiniMed Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                   Registrant
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                     PROXY

                                 [MINIMED LOGO]

                                  MINIMED INC.
                            12744 SAN FERNANDO ROAD
                            SYLMAR, CALIFORNIA 91342

May 1, 2000

Dear Stockholders:

     It is my pleasure to invite you to attend the 2000 annual meeting of Stockholders of MiniMed Inc., which will be held on Thursday, June 22, 2000, beginning at 10:00 a.m. (PDT), at the Performing Arts Center at California State University, Northridge, 18111 Nordhoff Street, Northridge, California 91330. The Performing Arts Center is located on Zelzah Avenue between Prairie and Plummer Streets in Northridge, California. For your convenience, a map is enclosed with this Proxy Statement. Detailed information about the meeting and the items on which the stockholders will act is described in the accompanying Notice of Annual Meeting and Proxy Statement. Also included is a Proxy Card with an accompanying postage paid return envelope. IT IS IMPORTANT THAT YOU VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. I urge you to review carefully the Proxy Statement and to vote your choices on the enclosed card. Please sign, date and return your Proxy Card in the envelope provided as soon as possible. If you do attend the meeting, your Proxy can be revoked at your request in the event you wish to vote in person.

     I look forward to seeing you at the meeting.

                                           Sincerely,

                                           /s/ ALFRED E. MANN
                                           Alfred E. Mann
                                           Chairman of the Board and
                                           Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 22, 2000

     MiniMed Inc. (the "Company") will hold its annual meeting of stockholders on June 22, 2000, at 10:00 a.m., Pacific Daylight Time, at the Performing Arts Center at California State University, Northridge, 18111 Nordhoff Street, Northridge, California 91330. The Performing Arts Center is located on Zelzah Avenue between Prairie and Plummer Streets in Northridge, California. The annual meeting of the stockholders will be held for the following purposes:

          1. To elect three (3) Class 1 Directors to serve as directors for three-year terms. Such Class 1 Directors shall serve until the 2003 annual meeting of stockholders or until their respective successors are elected and qualified. The Board of Directors intends to nominate the three persons identified in the accompanying Proxy Statement as Class 1 Directors.

          2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as auditors for the fiscal year ending December 29, 2000.

          3. To act upon other matters that may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed May 1, 2000 as the Record Date for determining the stockholders entitled to receive notice of and to vote at the annual meeting, or any adjournment or postponement thereof.

     Alfred E. Mann and Eric S. Kentor have been appointed as proxy holders, with full rights of substitution, for the holders of MiniMed Inc. common stock.

     PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          /s/ ERIC S. KENTOR
                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

May 1, 2000
Sylmar, California

                                 [MINIMED LOGO]

                                PROXY STATEMENT

                ANNUAL MEETING OF STOCKHOLDERS -- JUNE 22, 2000

INTRODUCTION

     As a stockholder of MiniMed Inc., you have a right to vote on certain matters affecting the company. This proxy statement discusses the proposals you are voting on this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

     In this proxy statement, we refer to MiniMed Inc. as the "Company" or "MiniMed." We also refer to this proxy statement, the proxy card and our 1999 annual report as the "proxy materials."

     The Board of Directors, which we also refer to as the Board, is sending proxy materials to you and all other stockholders on or about May 8, 2000. The Board is asking you to vote your shares by completing and returning the enclosed proxy card.

     Unless we state otherwise, all information in this proxy statement concerning Company common stock reflects the stock dividend distributed to stockholders of record on April 1, 1999.

     This proxy statement includes summary information on the Company's financial performance. This information is historical and is not predictive of future results. More detailed information regarding the Company's financial performance may be found in the Company's Annual Report accompanying this proxy statement.

QUESTIONS AND ANSWERS

Q: WHO CAN VOTE AT THE ANNUAL MEETING?

A: Stockholders who owned Company common stock on May 1, 2000 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 31,747,146 shares of Company common stock outstanding on May 1, 2000.

Q: WHY AM I RECEIVING THIS PROXY STATEMENT?

A: This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q: WHAT IS THE PROXY CARD?

A: The proxy card enables you to appoint Alfred E. Mann and Eric S. Kentor as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Mr. Mann and Mr. Kentor to vote your shares at the meeting, as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change. If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Mann and Mr. Kentor will vote your shares, under your proxy, according to their best judgment.

Q: WHAT AM I VOTING ON?

A: We are asking you to vote on:

        - the election of three Class 1 Directors for three-year terms. Such Class 1 Directors shall serve until the 2003 annual meeting of stockholders or until their respective successors are elected and qualified;

        - the ratification of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending December 29, 2000; and

        - any other matter which may be properly raised at the meeting. We do not presently know of any other business which may come before the meeting.

Q: HOW DO I VOTE?

A: YOU MAY VOTE BY MAIL. You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you do not mark your voting instructions on the proxy card, your shares will be voted for the three named nominees for Class 1 Directors and for the ratification of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending December 29, 2000.

   YOU MAY VOTE IN PERSON AT THE MEETING. We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in "street name" means you hold them in an account at a brokerage firm.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: It probably means that you have multiple accounts holding MiniMed common stock at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Q: WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

A: You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

        - signing and delivering a written notice of your intent to revoke your proxy to Mr. Kentor, MiniMed's Corporate Secretary, at 12744 San Fernando, Road, Sylmar, California 91342; or

        - signing another proxy with a later date.

   Your attendance at the annual meeting will not automatically result in the revocation of a proxy previously delivered.

Q: WILL MY SHARES BE VOTED IF I DO NOT RETURN MY PROXY CARD?

A: If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under New York and American Stock Exchange rules to vote customers' unvoted shares on some "routine" matters. All of our proposals described later under "Proposals To Be Voted On" are routine matters. If you do not give a proxy to vote your shares, your brokerage firm may either:

        - vote your shares on routine matters; or

        - leave your shares unvoted.

   When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting.

   A brokerage firm cannot vote customers' unvoted shares on non-routine matters (so called "broker non-votes"). In such situations, the affected shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be included in the vote totals and will not be counted as present for purposes of determining whether a non-routine matter has been approved.

   We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

Q: HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

A: To hold the meeting and conduct business, a majority of the Company's outstanding shares as of May 1, 2000, must be present at the meeting. This is called a quorum. Shares are counted as present at the meeting if the stockholder either:

        - is present and votes in person at the meeting; or

        - has properly submitted a proxy card.

Q: HOW MANY VOTES MUST THE NOMINEES HAVE TO BE ELECTED AS DIRECTORS?

A: We use the phrase "yes vote" to mean a vote for a proposal. For Class 1
   Directors, the three nominees receiving the highest number of yes votes will be elected as directors. This number is called a plurality.

Q: HOW ARE VOTES COUNTED?

A: You may vote either "for," "withhold authority" or "against" each nominee.
   You may also vote "for," "against" or "abstain" on the proposal to ratify Deloitte and Touche LLP as the Company's independent public accountants for the fiscal year ending December 29, 2000. If you withhold authority or abstain on any matter or for any nominee, it will be counted as a negative vote. If you give your proxy without voting instructions, your shares will be counted as a yes vote for each nominee and for the ratification of Deloitte & Touche LLP. Voting results are tabulated and certified by our Inspector of Elections, Harris Trust Company of California.

Q: IS MY VOTE KEPT CONFIDENTIAL?

A: Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Q: WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

A: We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2000. We will file that report with the Securities and Exchange Commission, and you can get a copy of this report by contacting our Investor Relations Department at (818) 362-5958 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC's electronic data system called EDGAR at www.sec.gov.

Q: WHO PAYS FOR THE SOLICITATION OF THE PROXIES?

A: The Company is paying for the distribution and solicitation of the proxy materials. The costs associated with the solicitation of proxies include but are not limited to expenses for the preparation, assembly and mailing of this Proxy Statement, the Proxy Card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and regular employees of the Company personally or by mail, telephone or telegraph. However, employees do not receive additional compensation for soliciting proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of common stock of record for beneficial owners for the purpose of forwarding such materials to such beneficial owners. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians reasonable fees and expenses in forwarding proxy materials to stockholders. The Company does not, at this time, intend to hire any third parties to solicit proxies on its behalf.

     YOUR VOTE IS IMPORTANT AND YOU ARE ENCOURAGED TO MARK YOUR PROXY CARD PROMPTLY SO THAT YOUR SHARES CAN BE REPRESENTED.

                            PROPOSALS TO BE VOTED ON

           PROPOSAL 1 -- NOMINATION AND ELECTION OF CLASS 1 DIRECTORS

     Pursuant to the Company Certificate of Incorporation and Bylaws, the Board of Directors of the Company is divided into three classes: Class 1, Class 2 and Class 3. The following chart details the current composition of each Class of Directors and the respective expiration dates of each member of the Board of
Directors:

                                                                 TERM TO EXPIRE AT
                                                                 ANNUAL MEETING IN
                                                                 -----------------
CLASS 1 DIRECTORS               David Chernof, M.D                     2000
                                Carolyne Kahle Davis                   2000
                                John C. Villforth                      2000

CLASS 2 DIRECTORS               William R. Grant                       2001
                                David H. MacCallum                     2001
                                Thomas R. Testman                      2001

CLASS 3 DIRECTORS               Alfred E. Mann                         2002
                                Terrance H. Gregg                      2002

     As the term of Class 1 Directors is set to expire at the 2000 annual meeting, the Board of Directors has approved three nominees to serve as Class 1 Directors. The Bylaws of the Company require the three nominees receiving the highest number of yes votes to be elected as directors. Stockholders eligible to vote at the annual meeting have one vote per share and do not have cumulative voting rights with respect to the election of directors. Shares represented by Proxies marked "withhold authority" for one or more nominees will be counted as a negative vote.

      THE BOARD OF DIRECTORS RECOMMENDS A YES VOTE FOR EACH NAMED NOMINEE.

CLASS 1 DIRECTOR NOMINEES

     The Class 1 Director nominees were proposed by the Organization and Compensation Committee of the Board of Directors and approved by the Board. If any of the Class 1 Director nominees should decline or be unable to act as a director, the persons named in the Proxy will vote in accordance with their best judgment with respect to alternative candidates. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

     The following is information with respect to the nominees. Each of the nominees currently serves on the Board.

     DAVID CHERNOF, M.D., age 64, has been a Director of the Company since July 1994. Since January 1999, Dr. Chernof has been President of DCHC -- Health Care Consultants, a health care consulting firm. Previously, he has served as Chief Medical Officer of LA Care Healthplan, a health maintenance organization, from October 1996 through December 1998. Previously, Dr. Chernof was an independent medical and health care services consultant. From 1991 to July 1995, Dr. Chernof served as the Senior Vice President and Corporate Medical Director of Blue Cross of California, where he was responsible for medical policies, physician relations, utilization and quality monitoring programs and technology assessment. Dr. Chernof was a member of the Blue Cross of California Board of Directors from 1987 to 1991 and was in private practice from 1968 to 1991. Dr. Chernof is a member of the Audit Committee of the Board. Recently, Dr. Chernof was appointed to the faculty of the School of Policy, Planning and Development at the University of Southern California as a Senior Fellow. Dr. Chernof is a member of the Audit Committee of the Board.

     CAROLYNE KAHLE DAVIS, PH.D, age 68, has been a Director of the Company since May 1997. Ms. Davis currently serves as an independent business advisor to numerous companies. Ms. Davis served as

National and International Health Care Advisor to Ernst & Young, an international auditing, accounting and consulting firm from October 1985 until her retirement in April 1997. From March 1981 until August 1985, Ms. Davis served as Administrator of the Health Care Financing Administration, a sub-cabinet position reporting to the Secretary of Health and Human Services. The Health Care Financing Administration is the agency responsible for the Medicare and Medicaid programs. Previously, Ms. Davis served as Associate Vice President for Academic Affairs at the University of Michigan, and Dean of the University of Michigan School of Nursing. Ms. Davis currently serves on the boards of Beckman Instruments, Inc., a manufacturer of instruments for laboratories, Merck & Co., Inc., a pharmaceutical company, Beverly Enterprises, Inc., a provider of long-term healthcare through nursing facilities and other home health centers, and The Prudential Insurance Company of America, a company which provides a range of insurance services. She is also a member of the Institute for Medicine. Ms. Davis is a member of the Audit Committee of the Board.

     JOHN C. VILLFORTH, age 69, has been a Director of the Company since May 1996. He has served since September 1990 as President and Executive Director of the Food and Drug Law Institute, a non-profit organization whose mission is to increase knowledge about the laws and regulations pertaining to foods, drugs, cosmetics, medical devices and biological products. Prior to 1990, and for 29 years, Mr. Villforth was a Commissioned Officer in the U.S. Public Health Service in the Department of Health and Human Services, the last 19 years of which he was assigned to the Food and Drug Administration. Mr. Villforth retired from the Public Health Service in August 1990 with the rank of Assistant Surgeon General (Rear Admiral). During his tenure, he held the positions of Director, Center for Devices and Radiological Health of the Food and Drug Administration, which we call the FDA, (1982-1990); Director, Bureau of Radiological Health of the FDA (1969-1982); and Chief Engineer, U.S. Public Health Service (1985-1990), among other positions. Mr. Villforth served on the board of Target Therapeutics, Inc. (subsequently acquired by Boston Scientific Corporation), a medical device company, from 1992 to April 1997, and the board of BRI International (subsequently acquired by Quintiles Transnational Corp.), a contract research organization for the biotechnology, pharmaceutical and medical devices industries, from 1992 to 1997. Mr. Villforth is a member of the Organization and Compensation Committee.

                      CURRENT CONTINUING CLASS 2 DIRECTORS
                              (TERM EXPIRES 2001)

     WILLIAM R. GRANT, age 75, has been a Director of the Company since June 1994. He has served as managing General Partner and Chairman of Galen Associates since 1989. Previously, Mr. Grant served as President and Vice Chairman of Smith Barney Inc., President and Chairman of Mac-Kay Shields Financial Corporation, and Vice Chairman of SmithKline Beecham. Currently, Mr. Grant serves on the boards of Allergan, Inc., a provider of eye care and specialty pharmaceutical products, Ocular Sciences, Inc., a manufacturer of contact lenses, Vasogen, Inc., a developer of immune modulation therapies for treatment of various diseases, Westergaard.com, Inc., an internet publisher and broadcaster providing web-based investment research and Quest Diagnostics, Incorporated, a clinical laboratory testing company. He is a Trustee of the Mary Flagler Cary Charitable Trust and is a member of the General Electric Pension Advisory Emeritus Board. Mr. Grant is Chairman of the Organization and Compensation Committee of the Board.

     DAVID H. MACCALLUM, age 62, has been a Director of the Company since July 1994. In May 1999, he joined Salomon Smith Barney, a subsidiary of Citigroup, Inc., a major financial institution, where Mr. MacCallum serves as the Global Head of Health Care Investment Banking. Previously, Mr. MacCallum served as Executive Vice President of ING Baring Furman Selz LLC, which we call ING Baring, from April 1998 to May 1999. Prior to that he was the Managing Director, Investment Banking, for UBS Securities LLC from May 1994 to April 1998. Mr. MacCallum served as Co-Head of Investment Banking of Hambrecht & Quist from 1991 to 1994. Prior to 1991, Mr. MacCallum was a Managing Director of Hambrecht & Quist. He is also a Director of Bionix Implants, Inc., a medical device company and Advanced Bionics Corporation, a medical device company. Mr. MacCallum is a member of the Organization and Compensation Committee of the Board.

     THOMAS R. TESTMAN, age 63, has been a Director of the Company since July 1994. Mr. Testman retired from his position as Managing Partner with Ernst & Young, an international auditing, accounting and consulting services firm in October 1992 after 30 years of continuous service. During his tenure he held the position of National Director of Management Consulting Services, served on the operating committee of the firm from 1976 to 1980, was Western Regional Director of Consulting Health Care Services and managed area audit and tax practices. During the last three years, Mr. Testman has served as the interim Chief Executive for Techniclone Corp., a cancer treatment developer. He also formerly served as a director of Nichols Institute, a publicly-held laboratory company that was sold to Corning, Inc. in 1994. He currently serves on the board of directors of Chromavision Medical Systems, Inc., a medical device manufacturer, in addition to serving as a director of six privately held health care companies. Mr. Testman is Chairman of the Audit Committee of the Board.

                      CURRENT CONTINUING CLASS 3 DIRECTORS
                              (TERM EXPIRES 2002)

     ALFRED E. MANN, age 74, has served as Chairman of the Board and CEO of the Company since its incorporation and was President until 1994 and from October 1995 until October 1996. Until March 1994, Mr. Mann served as the Chairman of the Board of the General Partner of MiniMed Technologies Limited, a California limited partnership, which we call MMTL, a predecessor of the Company which was also engaged in the design, manufacture and marketing of hospital intravenous pumps and electrostimulation devices primarily for restoration of hearing for the deaf. Mr. Mann has also served as Chairman of Advanced Bionics Corporation, which we call ABC since 1994 and as CEO from 1994 to February 1996. ABC is the successor to the electrostimulation business segment of MMTL. From 1985 to September 1992, Mr. Mann was also President and CEO of Siemens-Pacesetter, Inc., a manufacturer and distributor of cardiac pacemakers. Mr. Mann founded and from 1972 until 1985 was Chairman of the Board and CEO of Pacesetter Systems, Inc., a California corporation and predecessor of Siemens-Pacesetter, Inc. Prior to 1972, he was President of Spectrolab, an electro-optical and aerospace systems company, and Heliotek, a semiconductor and electro-optical components manufacturer, which companies Mr. Mann founded in 1956 and 1960, respectively, and which were sold to Textron Inc. in 1960. Mr. Mann is currently Chairman of the Board of Trustees of the Alfred E. Mann Foundation for Scientific Research, a medical research foundation. Mr. Mann is also founder, and President of the managing entity, of Medical Research Group, Inc. that conducts research and development activities relating to medical devices. Since March 1998, Mr. Mann has served as a Trustee for the University of Southern California. Mr. Mann holds a B.A. and an M.S. degree in physics from the University of California, Los Angeles.

     TERRANCE H. GREGG, age 51, has been a Director of the Company since August 1998. Mr. Gregg was promoted to President and Chief Operating Officer in October, 1996. From February to October 1996, Mr. Gregg served as Executive Vice President, Operations. Mr. Gregg joined the Company as Vice President of Regulatory Affairs and Clinical Research in September 1994. Prior to his employment with the Company, Mr. Gregg spent nine years as Vice President of Governmental Affairs for Ioptex Research, the ophthalmic surgical products subsidiary of Smith & Nephew, plc. Prior to joining Ioptex Research, Mr. Gregg was responsible for Regulatory Affairs, Clinical Research and Quality Assurance for divisions of Allergan, Inc. Mr. Gregg earned a Bachelor of Science degree in zoology from Colorado State University in 1971. Mr. Gregg currently serves on the boards of Hemotherapies, Inc., a privately held company, Vasogen, Inc., a developer of immune modulation therapies for treatment of various diseases, and Ocular Sciences, Inc., a manufacturer of contact lenses.

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $8,000, payable quarterly, and meeting fees of $1,000 per meeting of the Board of Directors and $500 per meeting of a committee of the Board of Directors. For meetings convened via telephone, non-employee directors are compensated at the rate of $500 per Board meeting and $250 per committee meeting. Directors are entitled to defer all or part of such cash compensation until their retirement or other termination from the Board, or other predetermined dates. Deferred amounts either accrue interest at a fixed rate or are credited to units which are converted to shares of MiniMed common stock upon distribution. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at such meetings. Directors who are employees of the Company receive no compensation for service as a member of the Board.

     Non-employee Directors are each granted options to purchase 5,000 shares of MiniMed common stock upon election to the Board, with additional grants of options to purchase 5,000 shares on June 1 of each successive year that the Director serves on the Board, each at an exercise price equal to the fair market value of the Company's common stock on the date of grant. Such options vest over a three year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Organization and Compensation Committee currently consists of Mr. Grant, who serves as Chairman, Mr. MacCallum and Mr. Villforth. Mr. MacCallum is also a director of Advanced Bionics Corporation. Mr. Mann, the CEO and the Chairman of the Board of Directors of MiniMed is a founder, the Chairman of the Board of Directors and a significant stockholder of Advanced Bionics Corporation. The following information relates to transactions by the Company in 1999 with certain Directors of the Company:

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On September 1, 1998, the Company sold assets and transferred technology related to its implantable pump program to Medical Research Group, Inc., which we call MRG, and entered into a series of related transactions. MRG was founded by Alfred E. Mann, founder, Chairman, CEO and largest stockholder of MiniMed. Mr. Mann continues to hold a substantial equity interest in MRG.

     MiniMed sold assets, consisting primarily of inventories and equipment to MRG in exchange for a note receivable of approximately $3.6 million. No gain or loss has been recognized on the sale of these assets. The note receivable is due and payable in full on December 31, 2003, and accrued interest is payable on December 31 of each year prior to maturity. The note bears interest at a rate of 7.0% annually. The note is secured by the assets sold to MRG and guaranteed by Mr. Mann. The Company has also leased facilities and improvements to MRG at which MRG will carry out its activities. The obligations of MRG under the lease are guaranteed by Mr. Mann. Certain employees of the Company involved in the manufacturing operations and research and development activities related to the implantable pump product line have become employees of MRG. The Company retained exclusive distribution rights to the implantable pump product line for specific medical conditions, including diabetes. Pursuant to the Implantable Pump License and Distribution Agreement entered into on September 1, 1998 and amended on June 8, 1999, MiniMed is required to purchase implantable pump units from MRG at negotiated prices, and is obligated to purchase minimum quantities in 2000 and 2001 and must purchase minimum quantities in future periods in order to preserve its exclusivity rights. MiniMed purchased approximately $2.4 million of implantable pumps from MRG in 1999. Future minimum purchase commitments for implantable pump units based upon current prices are:

2000............................  $ 9,784,000
2001............................    8,935,000
                                  -----------
Total...........................  $18,719,000
                                  ===========

     The Company is responsible for pursuing regulatory approval of the implantable pump for the treatment of diabetes and has provided MRG with a working capital line of credit of $3.0 million, which will bear interest at 7.0% annually. Any amounts borrowed under the line of credit are due on or before December 31, 2001 and will be secured by a pledge of MiniMed common stock owned by Mr. Mann. To date, MRG has not borrowed any funds under this line of credit.

     MRG has also granted MiniMed an option to acquire exclusive world-wide distribution rights to MRG's long-term glucose sensor, currently under development, for $30.0 million. The option is exercisable upon MRG's achievement of certain development milestones. MRG is attempting to integrate its long-term glucose sensor technology with the implantable pump. MRG has completed the development of certain improvements to the implantable pump.

     The Company leases a portion of its principal facility in Sylmar, California to Mr. Mann. Under the terms of the lease, the amount of space being leased is 23,400 square feet with a monthly rent of $8,424 per month for the lease term, which expires in 2001. Pursuant to the terms of the lease, Mr. Mann is also responsible for paying for tenant improvements made to the facilities, in the amount of $4,050 per month over the balance of the term (which includes an interest factor of 7.5%). The lease may be terminated by either party upon 90 days notice prior to the end of any calendar year. If the lease is terminated by Mr. Mann, he will be obligated to continue to repay the Company for the tenant improvements until such time as the Company occupies and utilizes the space. The Company believes that the terms of the lease reflect the fair rental value of the space. A portion of that space has been subleased by Mr. Mann to MRG, and a portion has been made available to the Alfred E. Mann Foundation for Scientific Research, a medical research foundation founded by Mr. Mann, at no charge.

     Mr. MacCallum, a Class 2 Director of MiniMed was the Executive Vice President of ING Baring Furman Selz LLC, which we call ING Baring, from April 1998 until May 1999. During Mr. MacCallum's tenure as the Executive Vice President of ING Baring, MiniMed negotiated and finalized a financing arrangement relating to its new worldwide headquarters. ING Baring and some of its affiliates arranged the financing, received underwriting fees of $1,239,500 and will receive $20,000 per year to serve as agent for the lenders under the credit agreement until the loans under that agreement are paid in full. ING Baring will also receive $5,000 per year as agent to the lenders under a revolving credit agreement until outstanding loans made under that agreement have been paid in full and the commitments to make additional loans have terminated. ING Baring is a participant in a lender syndicate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company's common stock with the Securities and Exchange Commission. Executive Officers and Directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that all such Forms were filed on a timely basis by reporting persons, except for a series of transactions by Mr. Grant whereby Mr. Grant gifted 10,000 shares of the Company's common stock to a foundation of which he is a trustee. Such foundation subsequently sold these shares. Once Mr. Grant became aware of his filing obligation regarding these transactions, he included them on his annual filing.

COMPANY STOCK PERFORMANCE

     The following graph summarizes cumulative total stockholder return data (assuming reinvestment of dividends) for the period commencing when the Company's common stock was first registered under the Securities Exchange Act of 1934, and began trading on The Nasdaq National Stock Market (July 25, 1995) through December 31, 1999. The graph assumes that $100 was invested on July 25, 1995 (i) in the common stock of the Company, (ii) in the Mid-Cap 400 Index and
(iii) in the Standard & Poor's Health Care (Medical Products and Supplies) 500 Index. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                               PERFORMANCE GRAPH

                                                                                  HLTH CARE(MED
                                                       MINIMED INC                PDS&SUPP)-500           S&P MIDCAP 400 INDEX
                                                       -----------                -------------           --------------------
24-Jul-95                                                 100.00                     100.00                      100.00
Dec-95                                                     96.15                     126.80                      108.21
Dec-96                                                    248.08                     151.15                      124.20
Dec-97                                                    299.05                     199.90                      154.84
Dec-98                                                    805.77                     238.09                      223.18
Dec-99                                                   1126.92                     273.14                      206.72

            ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held 11 meetings during 1999, and its standing committees also met from time to time to address matters within their respective areas of responsibility. Each member of the Board of Directors was present for 75% or more of the total number of meetings of the Board of Directors and the total meetings held by all committees of the Board of Directors of which he or she served.

COMMITTEES OF THE BOARD

     The standing committees of the Board consist of an Audit Committee and an Organization and Compensation Committee.

  AUDIT COMMITTEE

     During 1999, the Audit Committee proposed and the Board of Directors approved a new Charter. The Audit Committee may only consist of independent directors who are, or undertake to become, sufficiently conversant with financial matters in order to fulfill such directors' obligations as members of the Audit Committee. The principal duties of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community relating to the Company's financial reporting practices. The responsibilities of the Audit Committee include (i) reviewing the annual financial statements of the Company; (ii) reviewing the quarterly and annual financial results of the operations of the Company; (iii) reviewing the scope of the plan of annual audit, related fees and results of audits; (iv) reviewing any material changes to the Company's accounting and financial reporting practices;
(v) reviewing the Company's risk management strategies; (vi) reviewing the Company's cash management and investment policy; (vii) recommending to the Board the retention or replacement of the independent accountants; (viii) reviewing periodically the adequacy of the Company's accounting, financial and internal audit organizations; (ix) reviewing for adequacy the Company's policies regarding related party transactions and similar matters; and (x) acting upon other matters relative to accounting or financial matters that the Audit Committee or the Board deem appropriate. In doing so, it is the Audit Committee's responsibility to maintain free and open means of communication among directors, the Company's independent accountants, management, and the internal personnel and financial managers of the Company. The current members of the Audit Committee are Mr. Testman (Chairman), Ms. Davis and Dr. Chernof, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Audit Committee held 3 meetings during fiscal year 1999, and in 2000 has held a meeting to review the 1999 results of operations prior to the Company's public release of financial results for 1999. The Audit Committee regularly meets privately with the Company's independent auditors, outside of the presence of any Company officers or other personnel.

  ORGANIZATION AND COMPENSATION COMMITTEE

     The Organization and Compensation Committee may only consist of independent directors. The primary responsibilities of the Organization and Compensation Committee is to review and approve significant changes to the Company's organizational structure, monitor and evaluate the performance of the Company's executive officers review and approve the Company's management succession and changes, review and approve compensation levels and incentive programs for the executive officers of the Company. The Organization and Compensation Committee is also responsible for reviewing qualifications of potential candidates for election as directors of the Company from whatever sources obtained, and making recommendations to the Board with respect to nominees, establishing criteria to evaluate director performance, and recommending assignments of directors to committees of the Board. The current members of the Organization and Compensation Committee are Mr. Grant (Chairman), Mr. MacCallum and Mr. Villforth, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Organization and Compensation Committee held 4 meetings during fiscal year 1999. A report of the Organization and Compensation Committee with respect to executive compensation matters appears below.

                           REPORT OF THE MINIMED INC.
                    ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERALL POLICY

     The MiniMed Organization and Compensation Committee of the Board of Directors is composed entirely of independent, non-employee directors. In fulfilling its obligations, the Organization and Compensation Committee reviews and approves corporate organizational structure; monitors the performance of executive officers; evaluates the CEO; reviews and approves management succession and changes; establishes compensation levels and incentive programs for executive officers; and approves directors' compensation. In order to assist the Organization and Compensation Committee with the discharge of its obligations, in 1999 it retained the services of Coopers & Lybrand LLP to advise it relative to the competitive position of the Company's compensation levels and practices for the Company's executive officers.

     In establishing the Company's executive compensation program, the Organization and Compensation Committee takes into account current market data and compensation trends for comparable companies, gauges achievement of corporate and individual objectives, and considers the overall effectiveness of the program. The Organization and Compensation Committee bases the compensation program on the following principles:

     - The compensation program has three elements: basic annual salary, annual incentive awards, and stock options.

     - Executives' interest in the business should be linked to the interests and benefits received by the Company's stockholders.

     - Compensation levels for executive officers are benchmarked to market information from general industry surveys, additional surveys conducted by outside consultants and from proxy materials of other similar companies. Peer group information is developed on the basis of industry (medical products/research companies), revenues, profits and other similar criteria. In 1999, the peer group was selected from among companies deemed to be comparable to the Company. Accordingly, companies selected include those (i) whose securities are publicly traded, (ii) with high market capitalization relative to revenues and (iii) with a record of high growth and high performance.

     - Compensation is tied to performance. A significant part of the total compensation opportunity is in the form of an annual incentive bonus award, to be earned only if specific financial goals are met and value is created for stockholders. Likewise, award amounts are based upon the achievement of specific financial goals, as well as upon individual accomplishments.

     In considering compensation levels prior to 1999, the Organization and Compensation Committee had historically targeted compensation levels for Company executive officers at the median of peer group companies. In 1999, the Organization and Compensation Committee acknowledged that the Company had experienced significant success during the prior years in terms of stockholder return, earnings growth, revenue growth and other metrics. The Organization and Compensation Committee identified the continuing retention of the executive officers as a key goal, and endeavored to increase the base salary of the executive officers annually, on an incremental basis over successive years, in order to assure appropriate pay for performance.

     The compensation program for the executive officers is described below.

     BASE SALARY: Competitive base salaries are determined for each executive based on a review of the salaries in the selected group of peer companies and similar survey data. In conjunction with the competitive data, actual salaries are established based on executive roles and responsibilities, position titles, and the skills, experience and performance of individual executives.

     ANNUAL INCENTIVES: For the 1999 fiscal year, annual bonuses were based upon an annual incentive plan for executives, the general terms of which previously were approved by the Organization and Compensation Committee and the particular 1999 performance goals were approved in early 1999. The purpose of the plan is to (i) provide competitive pay in order to attract and retain qualified executives, (ii) provide incentive to meet MiniMed financial and individual/functional objectives, (iii) reward managers who significantly impact financial performance, (iv) encourage teamwork and (v) encourage adherence to the corporate culture of the Company. The plan provides for bonus awards based upon the achievement of predetermined Company revenue and earnings per share objectives and individual performance objectives. The Company believes that the achievement of the objectives create additional value for stockholders.

     STOCK OPTIONS: The Company's long-term incentive program consists entirely of stock options granted at 100% of fair market value which generally vest over a five-year period, although the most recent stock option awards for the CEO and President vest over three years. The number of options granted to individual executives is based on a combination of factors, including competitive market practice, executive roles and responsibilities, performance assessments and prior stock option grant levels. The Organization and Compensation Committee believes that stock options are a key ingredient in linking executive interests to stockholder interests and represent the primary capital accumulation opportunity for executives. Therefore, significant stock option grants are critical to retain, attract, and motivate qualified executives.

     1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER: In determining the 1999 salary and annual incentive award for the CEO, the Organization and Compensation Committee considered all aspects of Company and individual performance. As in prior years, the primary evaluation criteria included leadership, strategic planning, financial results, succession planning, strategic partnering, and external and Board relations.

     The Organization and Compensation Committee recognized that the total annual cash compensation (base salary and annual bonus) for the CEO historically has been below the median of CEOs in industry comparators and general industry companies of similar size and market position. Beginning in 1999, the Organization and Compensation Committee began to increase the relative compensation for the CEO to better reflect the results of operations and stockholder return for the Company.

     Mr. Mann's leadership enabled the Company to achieve significant financial results in 1999, while continuing to invest heavily in future opportunities for the Company. For fiscal year 1999 the Company's sales increased 53%, net income grew nearly 68% and earnings per share increased from $0.46 per share to $0.70. During 1999, the Company also introduced several significant new products. Pursuant to the Company's executive incentive bonus plan, Mr. Mann received a bonus equal to approximately 80.4 % of base salary, in recognition of 1999 performance.

     The CEO was granted an option to purchase 100,000 shares of common stock February 25, 2000 with term of eight years, an exercise price of $87 per share and a vesting period of three years. This amount provides long-term incentive opportunity tied directly to stockholder value creation.

     OMNIBUS BUDGET RECONCILIATION ACT (IRC SECTION 162(M)): The Organization and Compensation Committee periodically reviews the implication of Section 162(m) of the Internal Revenue Code of 1986, as amended, regarding the deductibility of executive compensation for the CEO and next four most highly compensated executive officers. Compensation paid in 1999 for any single executive did not exceed the limits of Section 162(m) and was therefore fully deductible by the Company. The Organization and Compensation Committee will continue to monitor the implications of Section 162(m) for executive compensation programs.

                          William R. Grant -- Chairman
                               David H. MacCallum
                               John C. Villforth

                       EXECUTIVE OFFICERS OF THE COMPANY

     The Company's executive officers are generally elected annually by the Board of Directors for a one year term and serve at the pleasure of the Board. As of May 1, 2000, the Company's executive officers are:

              NAME                AGE           POSITIONS WITH THE COMPANY
              ----                ---           --------------------------
Alfred E. Mann..................  74    Chairman of the Board and Chief Executive
                                        Officer
Terrance H. Gregg...............  51    President and Chief Operating Officer
Stephen A. Bowman...............  55    Senior Vice President, Sales and Marketing
Eric S. Kentor..................  41    Senior Vice President, General Counsel and
                                        Secretary
David Morley....................  53    Senior Vice President, Operations
Kevin R. Sayer..................  42    Senior Vice President, Finance and Chief
                                        Financial Officer

     The following is information with respect to the Company's executive officers who are not members of the Board.

     STEPHEN A. BOWMAN joined the Company as Senior Vice President, Sales and Marketing in March 1999. Prior to joining the Company, Mr. Bowman served as Vice President, International Sales and Marketing of Sulzer Intermedics, a manufacturer and distributor of implantable and disposable medical products, where he served as Vice President -- International Sales and Marketing from October 1992 until March 1999 and as Vice President -- Worldwide Marketing from May 1992 to October 1992. Mr. Bowman served as Director -- Western Region at Sulzer Intermedics from May 1991 to May 1992. Previously, from November 1989 to April 1991, Mr. Bowman was General Manager of Biotronik, a manufacturer and distributor of implantable medical products. Prior to joining Biotronik, Mr. Bowman held various positions with Medtronic, Inc., a medical technology and device company, Johnson & Johnson, a healthcare products company, and Del Monte Foods Company, a manufacturer and distributor of food products. Mr. Bowman earned a B.A. degree in Marketing from San Diego State University in 1968.

     ERIC S. KENTOR was promoted to Senior Vice President in February 1996. Mr. Kentor joined the Company in May 1995 as Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Kentor was Vice President, Legal Services, of Health Net, which at the time was California's second largest health maintenance organization, where he held various positions beginning in March 1994. From March 1994 until May 1995, Mr. Kentor also served as Executive Counsel of Health Net's parent corporation, Health Systems International, Inc. Previously, from 1987 until 1994, Mr. Kentor practiced with the law firm of McDermott, Will & Emery, where he was elected partner in 1992. Mr. Kentor received a J.D. degree from the UCLA School of Law in 1986.

     DAVID MORLEY joined the Company as Senior Vice President, Operations in January of 1998. Prior to joining the Company, Mr. Morley served as Executive Vice President of Operations at St. Jude Medical, Inc. (formerly Pacesetter Systems, Inc.), a manufacturer of cardiac pacemakers and related products. At St. Jude Medical, Mr. Morley was responsible for all manufacturing and quality activities at facilities in California, Arizona, South Carolina and Sweden. Mr. Morley received a B.A. from Duquesne University in 1968, an M.A. from the University of Pittsburgh in 1970 and an M.B.A. from California State University Northridge.

     KEVIN R. SAYER was promoted to Senior Vice President, Finance, in February 1996. Mr. Sayer joined the Company in May 1994 as Vice President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Sayer spent the previous 11 years with Ernst & Young, where he specialized in providing auditing, accounting and consulting services to high growth companies, primarily in the health care and high technology industry segments. Mr. Sayer received a B.S. in accounting from Brigham Young University in 1981 and received a Masters degree in accounting/information systems from Brigham Young University in 1983.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth, for the year ended December 31, 1999, the compensation paid by the Company to Mr. Mann, the Company's Chairman and CEO, and each of the other four most highly compensated executive officers of the Company who received salary and bonuses in excess of $100,000 during 1999, for all services rendered in all capacities in which they serve. We refer to such individuals collectively as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation earned by the Named Executive Officers during the fiscal years 1999, 1998 and 1997.

                                                                                   LONG-TERM
                                                ANNUAL COMPENSATION               COMPENSATION
                                    -------------------------------------------   ------------
                                                                  OTHER ANNUAL     SECURITIES
                                           SALARY       BONUS     COMPENSATION     UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION:              ($)         ($)           ($)         OPTIONS(#)    COMPENSATION($)
   ----------------------------            -------     -------    -------------   ------------   ---------------
Alfred E. Mann                      1999   322,404     259,200(1)        --         100,000             507(2)
  Chairman of the Board and         1998   274,231     173,757(3)        --               0           3,300(4)
  Chief Executive Officer           1997   250,507     137,000(5)    35,784(6)      180,000              --
Terrance H. Gregg                   1999   298,943     204,750(1)        --         100,000           3,406(7)
  Director, President and           1998   233,769     124,031(3)        --               0           3,626(8)
  Chief Operating Officer           1997   185,000      88,708(5)        --         140,000           4,680(9)
David Morley                        1999   210,961     121,500(1)        --          40,000           4,155(10)
  Senior Vice President,            1998   161,539(11)  82,688(3)        --          60,000           2,393(12)
  Operations
Eric S. Kentor                      1999   201,730     118,800(1)        --          30,000           3,058(13)
  Senior Vice President, General    1998   164,539      77,963(3)        --               0           2,313(14)
  Counsel and Secretary             1997   150,000      61,650(5)        --          50,000           3,663(15)
Kevin R. Sayer                      1999   193,828     113,400(1)        --          30,000           2,233(16)
  Senior Vice President, Finance    1998   156,631      74,183(3)        --               0           3,537(17)
  and Chief Financial Officer       1997   145,000      59,470(5)        --          40,000           1,465(18)

---------------
 (1) Includes performance bonuses accrued by the Company in 1999 but paid, at the election of the Company, in 2000.

 (2) Includes a service award of $507.

 (3) Includes performance bonuses accrued by the Company in 1998 but paid, at the election of the Company, in 1999.

 (4) Includes a matching contribution of $3,300 to a 401(k) plan.

 (5) Includes performance bonuses accrued by the Company in 1997 but paid, at the election of the Company, in 1998.

 (6) Includes an automobile allowance of $18,971 and reimbursement of $16,813 in medical expenses.

 (7) Includes a service award of $101 and a matching contribution of $3,305 to a 401(k) plan.

 (8) Includes a matching contribution of $1,034 to a 401(k) plan and a term life insurance premium of $2,592.

 (9) Includes a matching contribution of $3,113 to a 401(k) plan and a term life insurance premium of $1,566.

(10) Includes a matching contribution of $3,311 to a 401(k) plan and a term life insurance premium of $844.

(11) Mr. Morley became employed by the Company on January 19, 1998.

(12) Consists of a term life insurance premium of $2,393.

(13) Includes a matching contribution of $2,693 to a 401(k) plan and a term life insurance premium of $365.

(14) Includes a matching contribution of $1,733 to a 401(k) plan and a term life insurance premium of $580.

(15) Includes a matching contribution of $3,135 to a 401(k) plan and a term life insurance premium of $528.

(16) Includes a service award of $101, matching contribution of $1,780 to a 401(k) plan and a term life insurance premium of $352.

(17) Includes a matching contribution of $2,686 to a 401(k) plan and a term life insurance premium of $851.

(18) Includes a matching contribution of $957 to a 401(k) plan and a term life insurance premium of $508.

OPTION GRANTS IN 1999

     The following table summarizes option grants in 1999 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE VALUE
                          NUMBER OF      % OF TOTAL                                  AT ASSUMED ANNUAL RATES
                         SECURITIES       OPTIONS      EXERCISE OR                     OF APPRECIATION FOR
                         UNDERLYING      GRANTED TO        BASE                          OPTION TERM(2)
                           OPTIONS      EMPLOYEES IN      PRICE       EXPIRATION   ---------------------------
        NAME:           GRANTED(#)(1)   FISCAL YEAR    ($/SHARE)(1)      DATE         5%($)          10%($)
        -----           -------------   ------------   ------------   ----------   ------------   ------------
Alfred E. Mann........     100,000          9.41%        42.6250       2/26/07      2,035,154      4,874,548
Terrance H. Gregg.....     100,000          9.41%        42.6250       2/26/07      2,035,154      4,874,548
David Morley..........      40,000          3.76%        42.6250       2/26/07        814,062      1,949,819
Eric S. Kentor........      30,000          2.82%        42.6250       2/26/07        610,547      1,462,365
Kevin R. Sayer........      30,000          2.82%        42.6250       2/26/07        610,547      1,462,365

---------------
(1) All options granted in 1999 were non-qualified stock options granted pursuant to the MiniMed Inc. Third Amended and Restated 1994 Stock Incentive Plan, which we call the 1994 Plan. All grants in 1999 had exercise prices equal to fair market value, as defined in the 1994 Plan. With the exception of the options granted to Messrs. Mann and Gregg, all grants become exercisable over a five year period with 20% becoming exercisable on each anniversary of such grant. The grants to Messrs. Mann and Gregg become exercisable over a three year period with 33.3% becoming exercisable on each anniversary of such grant.

(2) The potential gains shown are net of the exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Company's common stock, continued employment of the optionee through the term of the option and other factors.

STOCK OPTIONS

     The Company has outstanding options to purchase shares of MiniMed common stock, including options granted under the 1994 Plan and options granted by MMTL, predecessor to the Company, pursuant to its 1992 Amended and Restated Stock Plan, which we call the MMTL Plan, which options were assumed by the Company and became exercisable to purchase shares of common stock of the Company. Under the MMTL Plan, options to purchase 1,960,900 shares of common stock of the Company were granted. No additional options will be issued under the MMTL Plan. As of March 31, 2000, under the MMTL Plan, options to purchase 142,770 shares of common stock remained outstanding, and options to purchase 1,619,846 shares had been exercised. Under the 1994 Plan, as of March 31, 2000, options to purchase 5,130,464 shares of common stock have been granted, of which options representing 1,015,704 shares have been exercised and options representing 3,779,660 shares of common stock remain outstanding. Also, as of March 31, 2000, 2,704,636 shares of common stock remained available for future grants of which 335,100 options had been previously canceled and made available for future grants.

     The following table sets forth certain information with respect to the unexercised options to purchase common stock of the Company held by the Named Executive Officers as of December 31, 1999 and options exercised by the Named Executive Officers in the fiscal year ended December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               SHARES                      OPTIONS AT 12/31/99(#)           AT 12/31/99($)(1)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   -----------   -------------   -----------   -------------
Alfred E. Mann.............        --              --      408,000        252,000      26,574,000     12,711,000
Terrance H. Gregg..........    13,000       1,187,100      167,000        210,000      10,762,175      9,533,550
Eric S. Kentor.............    24,000       1,676,307       89,000         92,000       5,838,225      4,781,950
David Morley...............    12,000         525,432           --         88,000              --      3,835,000
Kevin R. Sayer.............    32,000       1,977,682       79,000         68,000       5,241,825      3,218,300

---------------
(1) Based on the closing price of $73.25 on The Nasdaq National Stock Market on December 31, 1999.

CHANGE OF CONTROL AGREEMENTS

     The outstanding options to purchase shares of common stock of the Company will become exercisable in full in the event of a "change in control" of the Company unless the Board of Directors elects to include a provision in any award expressly providing that such acceleration does not apply. "Change in control" under these plans is defined as (i) the acquisition by any person of 50% or more of the combined voting power of the Company's outstanding voting securities;
(ii) the sale, lease or other disposition of all or substantially all of the Company's assets, such as by merger, consolidation or otherwise; and (iii) the dissolution or liquidation of the Company. The Organization and Compensation Committee may also, in its discretion, accelerate the exercisability or vesting of any Award (as defined in the 1994 Plan) in accordance with the administration of the 1994 Plan.

     In February 1999, the Company entered into agreements with Messrs. Mann, Gregg, Kentor, Morley and Sayer, providing for severance benefits to such officers in the event of termination of their employment in connection with a change of control of the Company occurring prior to February 2001. In August 1999, the Company entered into a similar agreement with Mr. Bowman in the event of termination of his employment in connection with a change of control of the company occurring prior to August 2001. The severance benefits are payable if the Company terminates the employment of an officer without cause or the officer voluntarily terminates his employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) within two years after a change of control or three months prior to and in connection with, or in anticipation of, such a change. The benefits are also payable if the officer voluntarily terminates his employment for any reason within 30 days after the expiration of one year after a change of control.

     "Change of control" is defined to mean:

          - the acquisition of beneficial ownership of 30% or more of the outstanding shares of voting stock of the Company by any person, entity or group, subject to certain exceptions including acquisitions by Mr. Mann and acquisitions of shares beneficially owned by him as a result of his death or transfers during his lifetime to charities or members of his family or certain entities in which charities or members of his family have a majority of the beneficial interest;

          - any change in the directors of the Company after which a majority of the directors consists of persons who (1) were not serving as directors when the severance benefit agreements were entered into or (2) were selected for election by stockholders, or elected to fill vacancies on the Board, by directors referred to in clause (1) or were themselves selected or nominated as described in this clause (2);

          - a sale of all or substantially all of the Company's assets or a merger, consolidation or reorganization of the Company unless the holders of the outstanding voting shares of the Company immediately before any such transaction own at least 70% of the outstanding voting shares of the Company or a successor company immediately after the transaction; or

          - a liquidation of the Company.

     The severance benefits generally consist of a lump sum payment equal to two times the officer's annual base salary and two times his average annual bonus determined over the three prior years (subject to certain exceptions), a prorated portion of the bonus for the year of termination, continuation of Company life, health and disability insurance for two years or until any earlier date when other full time employment is obtained providing health plan benefits without an exclusion for pre-existing conditions, continuation of the use of a Company car for one year or until any earlier date when other full time employment is obtained and acceleration of the date when outstanding stock options become exercisable. The benefits (other than acceleration of the vesting dates of stock options) are subject to reduction to avoid the taxes and loss of deductions associated with "excess parachute payments" under the Internal Revenue Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is a tabulation indicating those persons or groups who are known to the Company to be beneficial owners of at least 5% of the outstanding shares of common stock of the Company as of March 31, 2000. The following information is based on reports on Schedules 13D or 13G filed with the Securities and Exchange Commission or other information deemed to be reliable by the Company.

              NAME AND ADDRESS                 SHARES BENEFICIALLY
            OF BENEFICIAL OWNERS                      OWNED           PERCENT OF CLASS
            --------------------               -------------------    ----------------
Alfred E. Mann...............................       8,812,635(1)           27.32%
  12744 San Fernando Road
  Sylmar, CA 91342
Janus Capital Corporation....................       3,590,080(2)           11.54%
  Thomas H. Bailey
  100 Fillmore Street
  Denver, Colorado 80206-4923

---------------
(1) Includes 547,333 shares which Mr. Mann has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days of March 31, 2000. Also includes 312,000 shares owned by the Alfred
    E. Mann Foundation for Scientific Research, which we call the Foundation, of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares owned by the Foundation. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation.

(2) As reported by Janus Capital Corporation, which we call Janus Capital, and Thomas Bailey, in their joint Amended Schedule 13G, for the year ended December 31, 1999, filed on February 14, 2000 with the Securities and Exchange Commission. Pursuant to the filing, (a) Janus Capital has sole voting and dispositive power as to 3,590,080 shares of common stock of the Company; (b) Thomas H. Bailey owns approximately 12.2% of Janus Capital; and
    (c) Mr. Bailey disclaims beneficial ownership over any shares of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 31, 2000, the number of shares of common stock beneficially owned by each of the current directors of the Company, including the three nominees to serve as directors of the Company, by each Named Executive Officer, by all directors and executive officers as a group and the percentage those shares bear to the total number of shares of common stock of the Company outstanding as of that date. Unless otherwise indicated, all persons named as beneficial owners of the Company's common stock have sole voting and investment power with respect to such common stock.

                                                AMOUNT OF SHARES
            NAME OF INDIVIDUAL OR                 BENEFICIALLY
          NUMBER OF PERSONS IN GROUP                OWNED(1)       PERCENTAGE OF CLASS
          --------------------------            ----------------   -------------------
Alfred E. Mann................................      8,812,635(2)          27.32%
David Chernof, M.D............................              0                 *
Carolyne Kahle Davis..........................          8,500                 *
William R. Grant..............................        162,580                 *
Terrance H. Gregg.............................        179,926                 *
David H. MacCallum............................         33,746                 *
Thomas R. Testman.............................         16,750                 *
John C. Villforth.............................         23,750                 *
Eric S. Kentor................................         88,351                 *
David Morley..................................            601                 *
Kevin R. Sayer................................         63,000                 *
All Directors and Executive Officers as a
  group (12 persons)..........................      9,389,839             28.71%

---------------
 *  The amount shown is less than 1% of the outstanding shares of common stock.

(1) Includes the following numbers of shares which the executive officer or director has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days of March 31, 2000: Mr.
    Mann -- 547,333, Mr. Grant -- 43,750, Mr. MacCallum -- 30,250, Mr.
    Testman -- 13,750, Mr. Gregg -- 178,333, Mr. Kentor -- 85,000, Mr.
    Sayer -- 63,000, Mr. Villforth -- 23,750, all directors and executive officers as a group (12 persons) -- 993,666.

(2) Includes 312,000 shares beneficially owned by the Foundation of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by the Foundation. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation.

     In addition to the foregoing beneficial ownership amounts, the directors listed below elected to defer all or a portion of their annual retainer and meeting fees. These amounts will be applied to the purchase of units which are equivalent to shares of the Company's common stock. As of March 31, 2000, such amounts constitute units relating to the following number of shares of the Company's common stock:

                                         COMMON SHARE
                 NAME                    STOCK UNITS
                 ----                    ------------
Carolyne K. Davis......................      869.27
William R. Grant.......................    3,938.13
David H. MacCallum.....................    2,142.76
Thomas R. Testman......................    5,943.02
John C. Villforth......................    3,069.36

                    PROPOSAL 2 -- RATIFICATION OF SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 29, 2000. Deloitte & Touche LLP served in this capacity for the year ending December 31, 1999. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

     The Board of Directors is submitting the approval of Deloitte & Touche LLP to the stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 29, 2000. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the fiscal year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A YES VOTE FOR PROPOSAL 2.

                   REQUIREMENTS AND PROCEDURES FOR SUBMISSION
                      OF PROXY PROPOSALS AND DENOMINATIONS
                          OF DIRECTORS BY STOCKHOLDERS

     Nominations for the Board of Directors: The Company expects to hold its 2001 annual meeting on June 7, 2001, although the Company retains the right to change this date, as it may determine. The Company's Bylaws provide that written notice of proposed stockholder nominations for the election of directors at the 2001 annual meeting of stockholders must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the meeting, or between February 7, 2001 and March 9, 2001, as currently scheduled. If, however, less than 100 days' notice or public disclosure of the date of the meeting is given to stockholders, the notice must be received no later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure was made. Notice to the Company from the stockholder who proposes to nominate a person for election as a director must satisfy the requirements of the Securities and Exchange Commission and the Company's Bylaws. Stockholders wishing to nominate persons should contact the Company's Secretary at 12744 San Fernando Road, Sylmar, California 91342.

     Proposals: Any stockholder who intends to present a proposal to be included in the Company's proxy materials to be considered for action at the 2001 annual meeting of stockholders must satisfy the requirements of the Securities and Exchange Commission, and the proposal must be received by the Secretary of the Company on or before January 1, 2001, for review and consideration for inclusion in the Company's proxy statement and proxy card relating to that meeting.

     The Chairman of the annual meeting may decline to allow the transaction of any business or the consideration of any nomination which was not properly presented in accordance with these requirements. The requirements with respect to nominations of persons for director do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask the meeting. If the Company changes the date of the 2001 annual meeting of stockholders, stockholders will be notified in accordance with the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          /s/ ERIC S. KENTOR
                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

May 1, 2000

PROXY                                                                      PROXY

                                  MINIMED INC.
                            12744 SAN FERNANDO ROAD
                            SYLMAR, CALIFORNIA 91342

           PROXY FOR THE JUNE 22, 2000 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MINIMED INC.


     The undersigned stockholder of MiniMed Inc. ("MiniMed") hereby appoints Alfred E. Mann and Eric S. Kentor, and each of them, the lawful proxies of the undersigned, each with the power of substitution, to vote as designated below all the shares of Common Stock of MiniMed held of record by the undersigned on May 1, 2000 at the Annual Meeting of Stockholders to be held on June 22, 2000 or any and all adjournments or postponements thereof.

     IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES FOR CLASS 1 DIRECTOR, FOR THE PROPOSAL TO RATIFY AUDITORS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

     1. ELECTION OF CLASS 1 DIRECTORS

        David Chernof, M.D.                  [ ] FOR
        Carolyne Kahle Davis                 [ ] WITHHOLD ALL
        John C. Villforth                    [ ] FOR ALL EXCEPT



                                              ---------------------------------
                                              (Except nominee(s) written above)

     2. RATIFICATION OF DELOITTE & TOUCHE LLP
        AS AUDITORS                            [ ] FOR
                                               [ ] AGAINST
                                               [ ] ABSTAIN


                              DATE:
                                    -------------------------------------------

                                    -------------------------------------------
                                                             Signature(s)

                                    -------------------------------------------
                                    Please sign as shares are owned, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.